Exhibit 10.8

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of October 27,2011, is between Bank of America, N.A. (the “Bank”) and American Locker Group Incorporated, a Delaware corporation (“American Locker”), American Locker Security Systems, Inc., a Delaware corporation (“Security Systems”), Security Manufacturing Corporation, a Delaware corporation (“Security Manufacturing”) and Canadian Locker Company Limited, a corporation incorporated under the federal laws of Canada (“Canadian Locker”) (American Locker, Security Systems, Security Manufacturing and Canadian Locker, are referred to herein collectively as the “Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of December 8, 2010 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1 Paragraph 2.2 is hereby amended to read in its entirety as follows:

2.2 Availability Period. The line of credit is available between the date of this

Agreement and December 8,2012, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

2.2 Subparagraph 2.4(c) is hereby deleted in its entirety.

2.3 Subparagraph 3.3(c) is hereby deleted in its entirety.

2.4 The following Section 3A is hereby added:

3A. FACILITY NO. 3: TERM LOAN AMOUNT AND TERMS

3A.1 Loan Amount: The Bank agrees to provide a term loan to the Borrower in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Facility No. 3 Commitment”).

3A.2 Availability Period. The loan is available in one or more disbursements from the Bank between October 27,2011 and October 27,2012.

3A.3 Repayment Terms.

(a)	The Borrower will pay interest on November 27, 2011, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

Amendment to Loan Agreement

(b)	The Borrower will repay principal in equal installments beginning on November 27, 2012, and on the same day of each month thereafter, and ending on October 27, 2015 (the “Repayment Period”). Each principal installment shall be in an amount sufficient to fully amortize the principal amount over an amortization period of three (3) years. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

3A.4 Interest Rate.

(a)	The interest rate is a rate per year equal to the lesser of (i) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”), or (ii) the BBA LIBOR Rate (Adjusted Periodically) plus 3.75 percentage points.

(b)	The interest rate will be adjusted on the 27th day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)	The BBA LIBOR Rate (Adjusted Periodically) is a rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Adjustment Date at approximately 11:00 a.rn. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term of one month, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.5 The following Subparagraph 9.1(c) is hereby added:

9.1 Use of Proceeds.

(c)	To use the proceeds of Facility No. 3 only for the purchase of equipment and/or materials for manufacturing new lockers for new concession contracts.

2.6 The following Section 13 is hereby added:

13. Prepayment.

(a)	The Borrower may prepay the credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

Amendment to Loan Agreement

(b)	Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made during a Fixed Interest Rate Period, the prepayment fee described below.

(c)	The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any. The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate. The calculation is defined more fully below.

(d)	The “Fixed Interest Rate Period” is the period during which the interest rate in effect at the time of the prepayment does not change. If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(i)	For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(ii)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(e)	The prepayment fee calculation is made separately for each Prepaid Installment. A “Prepaid Installment” is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the “Scheduled Payment Date”). However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

(f)	The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(i)	Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made. The interest payments will be calculated using the Original Cost of Funds Rate.

(ii)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(iii)	Calculate the monthly differences of the amounts calculated in (i) minus the amounts calculated in (ii).

(iv)	If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (iii), using the Reinvestment Rate. The result of the present value calculation is the prepayment fee for the Prepaid Installment.

Amendment to Loan Agreement

(g)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero, is the total prepayment fee due to the Bank.

(h)	The following definitions will apply to the calculation of the prepayment fee:

(i)	“Original Cost of Funds Rate” means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)	“Bank Funding Markets” means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)	“Reinvestment Rate” means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(i)	The Original Cost of Funds Rate and the Reinvestment Rate are the Bank’s estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1 If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

Amendment to Loan Agreement

4.2 Payment by the Borrower of a loan fee in the amount of Five Thousand and No/100 Dollars ($5,000.00) for the establishment of Facility No. 3.

4.3 Payment by the Borrower of a loan renewal fee in the amount of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) for the extension of the maturity date of Facility No. 1 to December 8, 2012.

4.4 Payment by the Borrower of all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by the Bank in connection with this Amendment.

4.5 All such landlord’s waivers, subordination of landlord’s liens, or other similar instruments or agreements as Bank shall require.

4.6 Supporting invoices for tenant improvement expenses and equipment purchases associated with the Borrower’s move to Borrower’s new facility, in May of 2011, equal to or greater than $714,286.00.

5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. Notice of Final Agreement. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Amendment to Loan Agreement

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.		American Locker Group Incorporated

By	/s/ Tye McClure	By	/s/ Paul Zaidins
Typed Name: Tye McClure		Typed Name: Paul Zaidins
Title: Vice President		Title: President

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

500 West 7th Street, 2nd Floor		P.O. Box 169
Fort Worth, Texas 76102		Coppell, Texas 75019
Facsimile: 1-800-210-1068		Telephone: 817-722-0131
Facsimile: 817-722-0100

American Locker Security Systems, Inc.

		By	/s/ Paul Zaidins
Typed Name: Paul Zaidins
Title: President

Address where notices to the Borrower are to be sent:

P.O. Box 169
Coppell, Texas 75019
Telephone: 817-722-0131
Facsimile: 817-722-0100

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Amendment to Loan Agreement

Security Manufacturing Corporation

By	/s/ Paul Zaidins
Typed Name: Paul Zaidins
Title: President

Address where notices to the Borrower are to be sent:

P.O. Box 169
Coppell, Texas 75019
Telephone: 817-722-0131
Facsimile: 817-722-0100

Canadian Locker Company Limited

By	/s/ Paul Zaidins
Typed Name: Paul Zaidins
Title: President

Address where notices to the Borrower are to be sent:

P.O. Box 169
Coppell, Texas 75019
Telephone: 817-722-0131
Facsimile: 817-722-0100

Amendment to Loan Agreement